Exhibit 19.1

CORPORATE POLICY	NUMBER 3	PAGE 1 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

I.OVERVIEW AND PURPOSE

All directors, officers and employees (each a “Covered Individual”) of Vista Outdoor Inc. and its subsidiaries (collectively, the “Company”) are subject to the provisions of this Insider Trading Policy (this “Policy”). This Policy describes the standards of the Company with respect to trading in the stock and other securities of the Company. The following is a summary of the important rules, but you should consult the rest of the Policy for more details:

•Do not buy or sell Vista Outdoor securities while in possession of material non- public information (insider trading).

•Do not buy or sell securities of Vista Outdoor business partners (e.g., customers, suppliers, service providers) based on material non-public information you gained from your employment at Vista Outdoor.

•If you are a director or Section 16 officer, or if you have doubt about whether you have material non-public information, pre-clear your trade with the Company’s General Counsel.

•Do not buy, sell, or cause to sell (e.g., limit orders) Vista Outdoor stock during a Company Blackout Period.

•Don’t give “tips” or otherwise share nonpublic information with others.

•Do not engage in short-term or speculative transactions with Vista Outdoor stock (short selling, margin trades, puts, calls, options, derivatives, pledges, etc.).

•Tell your family members, members of your household, and your financial advisors/agents to also comply with these rule

CORPORATE POLICY	NUMBER 3	PAGE 2 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

II.POLICY

A.Trading on Inside Information is Prohibited
The Company’s shares of common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “VSTO”. It is a serious violation of federal and state securities laws, and of Company policy, for any Covered Individual or any Related Party (as defined herein) to buy or sell shares of common stock or other equity securities of the Company (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, “Company Securities”) while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass it on to others. This prohibition also applies to material non-public information relating to any other company, including customers, partners or suppliers obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are not an exception to this Policy. In addition, federal and state securities laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transaction should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct. Violations of insider trading rules can lead to severe penalties as discussed in more detail below.

1.Material Information. Material information is any information that a reasonable investor would likely consider important in making a decision to buy, hold or sell Company Securities. To protect the Company’s confidential business information and avoid even the appearance of impropriety, you should not disclose any non-public information that could reasonably affect the price, either favorably or unfavorably, of Company Securities.

While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material:

i.news of a pending or proposed Company acquisition, disposition or other significant business combination;
ii.financial results, especially quarterly and year-end earnings (and

CORPORATE POLICY	NUMBER 3	PAGE 3 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

projections of future earnings or losses), and significant changes in financial results or liquidity;

iii.significant changes in Company strategy, dividend policy or objectives;

iv.take-over bids or bids to buy back securities, including common stock, of the Company;

v.changes in ownership that may affect control of the Company;

vi.significant changes in management;

vii.public or private issues of additional equity or debt securities;

viii.significant changes in capital structure;

ix.defaults or events of default under financings or other agreements;

x.actual or threatened major litigation, or the resolution of such litigation;

xi.significant changes in operating or financial circumstances, cash flow changes or liquidity changes;

xii.the declaration of dividends other than in the ordinary course or a change in dividend policy;

xiii.significant new ventures;

xiv.entering into new material customer contracts;

xv.the gain or loss of a significant supplier;

xvi.significant milestones relating to the Company’s business; and

xvii.significant regulatory developments or changes.

2.Non-public Information. Non-public information is any

CORPORATE POLICY	NUMBER 3	PAGE 4 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

information that has not already been disclosed generally to the public. Information about the Company that is not yet in general circulation should be considered non-public. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.

3.Twenty-Twenty Hindsight. If a Covered Individual’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such transaction in hindsight.

4.Transactions by Related Parties. The restrictions set forth in this Policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control such as a partnership or family trust. Such parties are herein collectively referred to as “Related Parties”. For purposes of this Policy, family members include a person’s (including through adoptive relationship) spouse, parents, grandparents, children, siblings, mothers- in-law and fathers-in- law, sons and daughters-in-law, brothers and sisters-in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

5.Tipping Information to Others. Whether the information is proprietary information about the Company or non-public information that could have an impact on the price of Company Securities, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Company Securities or otherwise commenting on the future movement of the price of the Company’s Securities). The penalties discussed below apply whether or not Covered Individuals derive any benefit from another’s actions.
6.Employee Stock Purchase Plan. This Policy applies to your election to participate in the employee stock purchase plan for any enrollment period and to your sales of Company Securities purchased pursuant to the plan. Covered individuals are responsible for ensuring their election to participate in the plan does not occur while he or she is subject to a Blackout Period (as defined

CORPORATE POLICY	NUMBER 3	PAGE 5 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

below) or in possession of material non-public information.

A.Trading During Blackout Periods is Prohibited
It is also a violation of Company policy for any Covered Individual, other than hourly employees employed in manufacturing roles, or any Related Party of such persons, to purchase or sell Company Securities during the periods discussed below (each such period, a “Blackout Period”):

1.Quarterly and Annual Results. For a period that begins at the close of the last trading day that is at least twenty-one (21) calendar days before the end of each fiscal quarter of the Company and ends at the opening of the first trading day that follows two full days of trading after the release of the Company’s quarterly or annual results to the public. Thus, if the Company’s results are released before markets open on a Monday, Wednesday generally would be the first day on which Covered Individuals and Related Parties may trade. If the Company’s results are released after markets close on a Monday, Thursday generally would be the first day on which Covered Individuals and Related Parties may trade.

2.Public Announcements of Material Information. Immediately after the Company has made a public announcement of material information, the Company’s stockholders and the investing public should be afforded the time to receive the information and act upon it. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the beginning of the first day that follows two full days of trading after the information has been released.

3.Anticipated Material Events. The Company may issue a suspension of trading because a material event is anticipated (e.g., a financial development, merger, acquisition or any other significant Company action). In any such case, adequate notice from the Company shall be provided to Covered Individuals to whom such suspension applies.

For the avoidance of doubt, the prohibition against selling during a Blackout Period includes limit orders that execute during a Blackout Period, even if the order was entered before the Blackout Period.

CORPORATE POLICY	NUMBER 3	PAGE 6 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

B.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that Covered Individuals should not engage in any of the following activities with respect to Company Securities whether or not in possession of material non-public information:

1.Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer. This rule may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed with the general counsel to avoid potential problems.

2.Short Sales. Selling Company Securities short is not permitted. Selling short is the practice of selling borrowed securities, a technique used to speculate on a decline in the price of those securities.

3.Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is not permitted. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

4.Pledges and Margin Accounts. Pledging Company Securities, purchasing Company Securities on margin or incurring any indebtedness secured by a margin or similar account in which Company Securities are held, without the prior approval of the Audit Committee of the Company’s Board of Directors, is not permitted; except that the foregoing restriction on purchasing Company Securities on margin does not apply to the “cashless exercise” of stock options (i.e., the exercise of a stock option where the Covered

CORPORATE POLICY	NUMBER 3	PAGE 7 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

Individual sells some of the shares underlying the option to pay the taxes required to be withheld and/or the exercise price of the option so exercised).

C.Directors, Section 16 Officers and Other Specified Persons
This section II.D only applies to the directors of the Company, officers of the Company for purposes of Section 16 of the Exchange Act and officers designated by the Company as officers of the Company for purposes of Section 16 of the Exchange Act (such officers, collectively, the “Section 16 Officers”) and certain other persons as the Company may determine from time to time (collectively, the “Specified Persons”). All Specified Persons must strictly comply with this Section II.D. Any questions regarding these Additional Insider Trading Policies and Procedures should be directed to the Company’s General Counsel (“Clearance Officer”).

1.Additional Pre-Clearance Requirement for Specified Persons. Before any Specified Person engages in any transaction involving Company Securities, such Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, such Specified Person shall not execute the proposed transaction. If the Specified Person receives pre-clearance, he or she will have until the end of four trading days following the day pre-clearance is received to execute the transaction. For example, if a Specified Person receives pre-clearance from the Clearance Officer on a Tuesday, that Specified Person generally will have until the end of trading on Monday of the following week to execute the transaction. If for any reason the transaction is not completed within this period of time, pre-clearance must be obtained again from the Clearance Officer before any Company Securities can be traded.

Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Company Securities while in possession of material non-public information relating to the Company.

2.Specified Persons Must Pre-Clear All Transactions in Company Securities. The pre-clearance requirement applies to all proposed purchases and sales of Company Securities. Specified Persons must also pre-clear all proposed gift or transfer, including to a family member, family trust or charitable organization.

CORPORATE POLICY	NUMBER 3	PAGE 8 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

3.Specified Persons Must Pre-Clear All Transactions in Company Securities by Certain Family Members, Members of Their Household and Others They Financially Support. Under the securities laws, Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person.

You must, therefore, pre-clear with the Clearance Officer any potential transactions in Company Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).

4.Rule 10b5-1 Plans.

(a)Cooling-Off Periods. In addition to the requirements of Section
A.1.below (Exemptions for Rule 10b5-1 Plans), trading under any Rule 10b5-1 trading plan shall be subject to the following cooling-off periods.

(i)Specified Persons: trading under any Rule 10b5-1 trading plan adopted or modified (as defined in Section 10b5-1(c) of the Exchange Act) by a Specified Person shall not begin until the later of (i) 90 days following the plan adoption or modification date, or (ii) the second trading day after the filing of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. Notwithstanding the above, the required cooling- off period is subject to a maximum of 120 days after the adoption or modification of the plan.

(ii)Other Persons: Trading under any Rule 10b5-1 trading plan adopted or modified (as defined in Section 10b5-1(c) of the Exchange Act) by anyone other than a Specified Person shall not begin until 30 days following the plan adoption or modification date.

(b)Certification. As a condition to the availability of the affirmative

CORPORATE POLICY	NUMBER 3	PAGE 9 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

defense provided by Rule 10b5-1(c), any Specified Persons who trades under any Rule 10b5-1 trading plan will be required to include a representation in the plan certifying that at the time of the adoption of a new or modified Rule 10b5-1 plan: (1) they are not aware of material nonpublic information about the issuer or its securities; and (2) they are adopting or modifying the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

(c)Multiple or Overlapping Plans Are Prohibited. Subject to limited exceptions, any persons, other than issuers, may not have another outstanding (and may not subsequently enter into any additional) contract, instruction or plan that would qualify for the affirmative defense under the amended Rule 10b5-1 for purchases or sales of any class of securities of the Company on the open market during the same period. Consult with the Clearance Officer for any questions.

5.Stock Ownership Reporting Requirements. One purpose of the pre- clearance requirement is to help you to comply with your reporting obligations. The Clearance Officer will assist in preparing and filing most forms. You or your broker should not file a Form 3, 4 or 5 described below without consulting with the Clearance Officer. You should, however, be familiar generally with the following reporting requirements:
(a)Section 16 Compliance. All directors and Section 16 Officers of the Company are required under Section 16 of the Exchange Act to report their initial beneficial ownership, and most changes to their beneficial ownership, of the Equity Securities to the Securities and Exchange Commission (the “SEC”). Reporting may be required with respect to Equity Securities held in the name of the spouse or minor children of a director or Section 16 Officer. Reporting may also be required with respect to Equity Securities held in the name of other persons who are members of the director’s and Section 16 Officer’s household or financially supported by the director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the director or Section 16 Officer). Reporting may also be required of Equity Securities held by a trust for which a director or Section 16 Officer is a trustee or beneficiary, or Equity Securities held by a Company in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions

CORPORATE POLICY	NUMBER 3	PAGE 10 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

include acquisitions and dispositions of Equity Securities through gifts, inheritances, stock option grants and exercises, and stock awards under incentive or bonus plans. Furthermore, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of shares to or from a trust, are likewise reportable.

The SEC requires three forms to be used by directors and Section 16 Officers to satisfy these reporting requirements:

(i)Form 3 (Initial Report): Directors and Section 16 Officers must file a Form 3 with the SEC, even if they hold no Equity Securities, within 10 calendar days of becoming a Director or Section 16 Officer.

(ii)Form 4: Directors and Section 16 Officers must file a Form 4 with the SEC within two business days of most changes in their beneficial ownership of Equity Securities, or any changes in the beneficial ownership of others whose holdings may be attributed to such person, such as the Equity Securities held by the spouse or minor children of a director or Section 16 Officer or those held by other persons who are members of the director’s or Section 16 Officer’s household or financially supported by the director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the director or Section 16 Officer).

(iii)Form 5: Directors and Section 16 Officers may have to file a Form 5 with the SEC within 45 calendar days following the end of each fiscal year of the Company. Like all of the SEC’s reporting requirements, the requirements for filing a Form 5 are technical and you should consult with your broker and the Clearance Officer to discuss these requirements as the end of the fiscal year approaches. You should be aware that a Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.

Each director and Section 16 Officer may execute a power of attorney giving the Clearance Officer or his designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings.

CORPORATE POLICY	NUMBER 3	PAGE 11 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

(b)Section 16(b) Short Swing Trading Disgorgement. Directors and Section 16 Officers are subject to Section 16(b) of the Exchange Act, which generally requires such persons to disgorge to the Company any “short swing profits” from purchases and sales of Company Securities (or vice versa) effected within a period of less than six months.

6.Filing Responsibilities: The Ultimate Responsibility Rests with You. While the policies and procedures set forth herein are intended to help directors and Section 16 Officers comply with the requirements of the federal securities laws, directors and Section 16 Officers should recognize that legally it remains their obligation to see that their filings are made correctly and on time, and that they do not engage in unlawful short-swing or insider trading transactions.

D.Certain Exceptions
Subject to the Section 16 Officer reporting requirements set forth in Section D above, the following transactions are exempted from this Policy:
1.Rule 10b5-1 Plans. A purchase or sale of Company Securities in accordance with a trading plan adopted in accordance with the Securities and Exchange Commission’s Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall not be deemed to be a violation of this Policy even though such trade takes place during a Blackout Period or while the Covered Individual making such trade was aware of material, non-public information. However, the trading plan, as well as any changes or amendments to the trading plan, must be adopted outside of a Blackout Period and at a time when such Covered Individual is not aware of material, non- public information. A trading plan is a contract, instruction or written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-1(c). Each trading plan must be approved by the Company prior to being established or modified to confirm compliance with this Policy and applicable securities laws. Approval of a trading plan shall not be deemed a representation by the Company or any counsel of the Company that such plan complies with Rule 10b5-1 under the Exchange Act, nor an assumption by the Company or any counsel of the Company of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1 under the Exchange Act.
2.Stock Option Exercise. The exercise of stock options issued by the

CORPORATE POLICY	NUMBER 3	PAGE 12 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy if the options would otherwise expire during the Blackout Period in which they are exercised. This Policy does, however, apply to the “cashless” exercise of a stock option.

3.Gifts. Bona fide gifts of Company Securities to nonprofits or charities are exempt from Section B of this Policy (Trading During Blackout Periods) unless the donor has possession of material nonpublic information.

4.Tax Withholdings. Company Securities may be withheld in connection with a vesting event to cover taxes due on stock issued by the Company as compensation (e.g., restricted stock units, performance shares, stock options).

E.Confidentiality Policy
The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm to the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. All employees of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular Company duties and for legitimate business reasons.

This provision applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Company. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s Chief Financial Officer.
F.Consequences
The consequences of insider trading violations can be severe.

For individuals who trade on inside information (or tip information to others):

i.A civil penalty of up to three times the profit gained or loss avoided;

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Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

ii.A criminal fine, regardless of the profit or loss on the trade, of up to $5 million; and

iii.A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

i.A civil penalty of up to the greater of $1.425 million and three times the profit gained or loss avoided as a result of the employee’s violation; and

ii.A criminal penalty of up to $25million.

Moreover, Company-imposed sanctions, up to and including dismissal for cause, could result from failing to comply with Company policies or procedures. Needless to say, any of the above consequences, or even a government investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
G.Assistance
The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the Covered Individual. It is imperative that Covered Individuals use their best judgment. The existence of a personal financial emergency does not excuse compliance with this policy. Any person who has any questions about specific transactions may obtain additional guidance from the Company’s legal department.

H.Acknowledgement
Covered Individuals may, from time to time, be required to acknowledge their receipt of, and compliance, with this Policy.

I.REFERENCE DOCUMENTS

Implementing Policies / Procedures:

•None

CORPORATE POLICY	NUMBER 3	PAGE 14 of 14	DATE 04/07/2023
Function Legal & Compliance	Sub Category: Securities & Governance
Subject Insider Trading Policy

II.POLICY OWNER / ORIGINAL POLICY DATE

Policy Owner: VP, General Counsel - Business & Corporate Services Original Policy Date: 11/07/2016